Exhibit 10.2

[This is an unofficial English translation of the original Spanish language agreement]

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, by and between AT&T Peru S.A., RUC number 20282037999, located at Av. Larco 1301, Torre Parque Mar, Piso 8º, in the city of Miraflores, Lima, Peru. (the “Company”), duly represented by the President of the Board of Directors Mr. Isamel Benavides Correa, DNI number 08246154 and the legal counsel Mrs. Rosa Virginia Nakagawa Morales, DNI number 09136432; and on the other party, Mr. José Antonio Gandullia Castro, DNI number 06467247 (the “Executive”), located in Av. Alcanfores Nº 1275, Distrito de Miraflores, Lima, dated as of the ______day of June 2002.

     WHEREAS, the Company desires the Executive serve as its General Manager, and the Executive desires to so serve, in each case upon the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

     1.     Employment Period

     (a)  Agreement to Employ. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, pursuant to the terms and conditions set forth in this Agreement. The Executive represents that (i) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by his of any agreement to which he is a party or by which he may be bound, (ii) he has not, and in connection with his employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which he is or may be bound and (iii) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

     (b)  Term of Employment. Unless the Executive’s employment shall sooner terminate pursuant to Section 4, the Company shall employ the Executive for an unlimited term commencing on the date the Executive has been registered in the payroll of the Company. The period during which the Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.

     2.     Position and Duties.

     (a)  During the Employment Period, the Executive shall be employed as General Manager of the Company and shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive’s titles and positions as the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of AT&T Latin America Corp. specifies from time to time. The Executive, in carrying out his duties under this Agreement, shall report and be subject to the Chief Executive Officer of AT&T Latin America Corp. During the Employment Period, and excluding any periods of vacation, holiday, personal leave and sick leave to which the Executive is entitled, the Executive shall devote the Executive’s full business time, attention and ability to the business and affairs of the Company and shall use the Executive’s reasonable best efforts to carry out the Executive’s responsibilities faithfully and efficiently in a professional manner. It shall not be considered a violation of the foregoing for the Executive to (i) serve on corporate or civic boards reasonably approved by the Company or on charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements and (iii) manage his or his family’s personal investments, in each case so long as such activities do not substantially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement, do not violate the Company’s rules and policies (or present a material conflict of interest with the Company) and do not otherwise constitute a violation of Section 6 of this Agreement. The Executive shall comply with the rules and policies of the Company that are generally applicable to the Company’s senior executives.

     (b)  It is understood that Executive’s position will require substantial travel.

     3.     Compensation.

     (a)  Base Salary. During the Employment Period, the Executive shall receive an annual base salary of $282,240 (dollars of United States of America) or its equivalent in Peruvian currency as of the date of payment payable pursuant to the Company’s normal payroll practices, but no less frequently than monthly (“Annual Base Salary”). Commencing in 2003, the Annual Base Salary then in effect shall be reviewed by the Company by no later than April 15th of each year and may be increased (but not decreased) by such amount as the Company in its sole discretion shall determine.

     (b) Annual Bonus. The Executive shall be entitled to participate in the annual benefit plan for its executive officers.. Executive’s target annual bonus will be 50% of his Annual Base Salary as in effect for such year. Executive’s actual annual bonus will be determined based on specified target performance goals with respect to which such target and maximum bonus, etc., will be determined as established by the Board of Director Compensation Committee or the Chief Executive Officer of AT&T Latin America Corp.

     (c)  Benefit Plans and Perquisites. The Executive shall be entitled to participate in all benefit, pension, savings, welfare, perquisite and other plans or arrangements that the Company may establish from time to time for its senior executive officers, subject to the terms and conditions of such plans or arrangements. The Executive shall be eligible to participate in retention plans that the Company has in place.

     (d)  Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by the Executive in carrying out the Executive’s duties under this Agreement in accordance with the policies of the Company, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

     (e)  Vacation. During the Employment Period, the Executive shall be entitled to thirty (30) days paid vacation period per year.

     (f)  Vehicle. During the Employment Period, the Company will transfer to the Executive the use of a vehicle for his transportation. The vehicle may be a truck Nissan Pathfinder or any other vehicle as selected by the Executive provided that the vehicle value is in the range between $35,000 or $50,000 to the maximum. The Company will be responsible for all the expenses for general maintenance or repairs derived from a normal use. The Parties acknowledge that the Executive has a truck Nissan Pathfinder dark green color year 2000 with motor number VG 33431741 and series number JN1TAZR50Z0021413, individualized with tag number RIW-793 with the purpose to facilitate the transportation and other functions of the Executive. The Company agrees to facilitate the Executive the acquisition of such vehicle by transferring the right to buy the same at the time that the option to buy becomes effective pursuant to the terms of the financial lease of the vehicle. The value of the transfer will be the amount of such option as set forth in the Agreement for Financing Lease entered into AT&T and the Banco Sudamericano for the acquisition of such vehicle. If the employment relation between the Company and the Executive is terminated, the Company agrees to transfer such vehicle in consideration for the balance of the financial leasing payments pending as of the date of employment termination plus the value of purchase option as set forth in the financial leasing agreement mentioned before.

     (g)  Other Benefits. During the Employment Period, the Executive shall have the rights for the benefits corresponding under Peruvian laws pursuant to the terms and conditions set forth in such laws.

     4.     Termination of Employment.

     (a)  Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. In case the Executive becomes disabled to the point of being incapable to execute his obligations for the Company, as determined by the principles set forth in the Peruvian employment laws, this Agreement shall be terminated pursuant to Articles 16.e) and 23.a) from “Text Unico Ordenado del Decreto Legislativo

No. 728, Ley de Productividad y Competividad Laboral”, approved by Supreme Decree No. 003-97-TR..

     (b)  By the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” means the events listed in the Articles 23 and 24 of “Text Unique Organized of Decree Legislative No. 728”, approved by Supreme Order No. 003-97-TR. In that sense “Cause” shall include at least the following events: (i) detriment of physical or mental conditions or the upcoming inability relevant to the performance of the services herein, (ii) deficient performance in connection with the ability of the employee compared to the average performance under similar duties and conditions, (iii) the unjustified refusal of the employee to undergo a medical exam previously agreed or established by law, relevant to the employment relation, or to follow the preventive or curative measures ordered by a physician to prevent accidents or diseases, (iv) material breach that includes at least the following events: (iv.a) breach of the employment obligations that implies the breach of the good faith in employment relationships, the recurring resistance to orders related to employment duties, recurring discontinue of duties and material non-observance of the Internal Labor Rule or the Rule for Security and Industrial Higine, approved or issued by the competent authority, as applicable, (iv.b) intentional and recurring diminution in the performance of the work, volume or quality of production duly verified or determined by the inspection services of the Ministry of Labor and Social Promotion, (iv.c) the misappropriation, including attempt of misappropriation, of assets or services of the employer, notwithstanding their value, or that are under its custody as well as the undue retention or use of the same in its own benefit or in the benefit of third parties, (iv.d) the use or disclosure to third parties of privileged information of the employer, the misappropriation or undue use of the Company’s documents, the false information to employer with the intent to cause damage or obtain an advantage and unfair competition, (iv.e) the recurring attendance to the workplace under the influence of alcohol, drugs or intoxicating substances, and if not recurring, where it is exceptionally seriously because of the nature of the duties or work (iv.f) the acts of violence, serious lack of discipline, verbal or written offense to the employer, the employer’s representatives, upper management or other employees, whether the offense is committed within the workplace or outside when the events are directly derived from the employment relationship, (iv.g) intentional damage to buildings, installations, facilities, machines, instruments, documentation, raw materials and other assets of the company, (iv.h) abandonment of work for more than three consecutive days, absences without justification for more than five days in a thirty day calendar period or more than fifteen days in a hundred and eighty days calendar period, whether those actions have been sanctioned or not, the recurring unpunctuality caused by the employee provided that disciplinary sanctions have been applied prior to written notices and suspensions, (v) a criminal judgment regarding willful crimes, (vi) suspension by a judicial or administrative authority of the worker license to perform the worker’s duties in the workplace for a period of over three months.

     In addition to the Causes listed, the Company can dismiss the Executive in the following circumstances: (a) Force Majeure, (b) technological, financial, structural or similar reasons, (c) dissolution or liquidation of the Company and bankruptcy and (d) restructuring subject to Decree Law No. 845. The dismissal of the Executive by the Company in these four scenarios shall be considered termination for Cause.

     (c)  By the Executive. The Executive may terminate employment with or without Good Reason. For purposes of this Agreement, “Good Reason” means, without the Executive’s written consent: (i) a material diminution of the Executive’s duties or responsibilities or the assignment of responsibilities that are inconsistent with his position and responsibilities hereunder (it being understood that the restructuring program and rehabilitation of the Company and its affiliates developed with the participation of Bain & Co is not considered a diminution) ; (ii) a reduction in the Executive’s base salary, annual bonus or long-term incentive compensation opportunity (it being understood that a reduction in the dollar amount of Executive’s annual bonus from year to year solely as the result of achievement or failure to achieve the target performance objectives provided in the annual bonus plan shall not constitute a reduction in Executive’s annual bonus opportunity) or the benefits to be made available pursuant to Section 3(d); or (iii) a material breach by of any other provision of the Agreement, in each case that is not cured by the Company within 30 days of receipt of prior written notice from the Executive setting forth in reasonable detail the circumstances giving rise to such Good Reason or (iv) all other cases set forth in Article 30 of the “Texto Unico Ordenado del Decreto Legislativo No. 728, Ley de Productividad y Competitividad Laboral” approved by Supreme Decree No. 003-97-TR provided that in any case mentioned in this section the Executive provides 90 days advance notice to the Company.

     (d)  Termination Procedures. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

     (e)  Effect of Termination. Effective as of any Date of Termination, or, if earlier, as of any date specified by the Company at or following the delivery of a Notice of Termination, the Executive shall resign, in writing, from all Board memberships and other positions then held by his with the Company and its Affiliates.

     5.     Obligations of the Company upon Termination.

     (a) General. If, during the Employment Period, the Executive’s employment terminates for any reason, the Executive (or his estate, beneficiary or legal representative) shall be entitled to receive (i) any earned or accrued but unpaid Annual Base Salary through the Date of Termination (including with respect to unused vacation time), (ii) in the case of any termination of employment other than for Cause, any earned but unpaid annual bonus with respect to any fiscal year of the Company ending prior to the Date of Termination and (iii) all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which Executive was a participant during his employment with Company in accordance with the terms thereof.

     (b)  Other Than for Cause, Death or Disability; Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment, other than for Cause, death or Disability, or the Executive terminates employment for Good Reason, the Company shall, subject to Section 12, in addition to the amounts provided in paragraph (a) above, pay to the Executive (or his estate, beneficiary or legal representative):

(i) in twelve (12) equal monthly installments commencing on the first day of the month following the Date of Termination, the sum of (A) the Executive’s Annual Base Salary (as then in effect) and (B) the greater of the Executive’s target bonus for the year in which the Date of Termination occurs or the average of the Executive’s actual annual bonus paid with respect to the two years preceding the year in the which Date of Termination occurs, such sum then divided by twelve (12); and

(ii) at the time annual bonuses for the fiscal year in which the Date of Termination occurs are paid, a pro rata annual bonus based upon actual performance under the annual bonus plan for such fiscal year (as determined by the Board or the Compensation Committee in its reasonable discretion), to the extent not otherwise paid.

In addition, the Executive and the Executive’s eligible spouse, dependents and beneficiaries will continue to be eligible to participate in the Company’s medical, dental, disability, life and other welfare insurance plans (subject to the Executive continuing to make any required contributions to such plans) for a period of twelve (12) months following the Date of Termination (or the Company shall provide equivalent benefits for such period); provided that such continued benefits shall cease upon the Executive becoming eligible for comparable benefits from a subsequent employer.

     The Executive and the Company emphasize that under any event the former shall have simultaneously the right to the benefits listed in paragraph b) and the right to other type of compensation payments for termination without cause or similar set forth under Peruvian laws or pursuant to a plan, policy, program or practice. Both Parties agree that this scenario could imply a duplication of benefits that is not acceptable pursuant to the terms set forth in this employment agreement. In that sense, if the payment of any other statutory compensation is claimed, such other compensation will be deducted from the compensation set forth in paragraph b) of this section.

     6.     Covenant Not to Compete. The Executive acknowledges and agrees that the Company has a legitimate interest in being protected from the Executive’s being employed in a position of management by an entity that competes with the Company. The Executive and the Company have considered carefully how best to protect the legitimate interests of the Company without unreasonably restricting the economic interests of the Executive, and hereby agree to the following restrictions, in addition to those contained in Section 7, as the most reasonable and equitable under the circumstances. During the Employment Period and for a period of twelve (12) months after the Executive’s termination of employment with the Company for any reason, including expiration of the Employment Period (the “Restriction Period”), the Executive will not, directly or indirectly (whether as sole proprietor, partner or venturer, stockholder, director, officer, employee or consultant or in any other capacity as principal or agent or through any person, subsidiary or employee acting as nominee or agent):

     (a)  Conduct or engage in or be interested in or associated with any person, firm, association, partnership, corporation or other entity that, within the “Territory” (as defined in the Regional Vehicle Agreement referred to in the Merger Agreement and Merger Plan dated November 1, 1999 between AT&T Corp, a New York company, Frantis Inc, a Delaware company, and Firstcom Corporation, a Texas Company, that the Executive has carefully reviewed), directly competes with any service or product that the Company actually provides to its customers, or that the Company has taken substantial steps to commence providing that is a significant part of the Company’s business or intended to be a significant part of the Company’s business in the Company’s business plan, in each case determined as of the Date of Termination (the “Business”), provided that the foregoing shall not apply if the Executive’s interest or association with such competitor is unrelated to the Business; provided, further, that the foregoing the “Business” shall not be deemed to include cable television services or programming, broadcast television, internet access or content or consumer wireless communications or services unless such products or services are a significant part of the Company’s business or intended to be a significant part of the Company’s business in the Company’s business plan, in each case determined as of the Date of Termination.

     (b)  Take any action, directly or indirectly, to finance, guarantee or provide any other material assistance to any person, firm association, partnership, corporation or other entity which conducts or engages in the Business in the Territory with respect to any activity that competes with the Business;

     (c)  Influence or attempt to influence any person, firm, association, partnership, corporation or other entity who is a contracting party with the Company at any time during the Restriction Period to terminate any written agreement with the Company except to the extent the Executive is acting on behalf of the Company in good faith; or

     (d)  Hire or attempt to hire for employment any person who is employed by the Company at the time of hiring or attempted hiring or whose active employment with the Company ceased less than six months prior to such time, or attempt to influence any such person to terminate employment with the Company, except to the extent the Executive is acting on behalf of the Company in good faith; provided, however, that nothing herein shall prohibit the Executive from general advertising for personnel not specifically targeting any employee or other personnel of the Company.

The restrictive provisions of this Agreement shall not prohibit the Executive from having as an investment an equity interest in the securities of any corporation engaged in the Business, which securities are listed on a recognized securities exchange or traded in the over-the-counter market to the extent that such interest does not exceed 2% of the value or voting power of such corporation and does not constitute control of such corporation. For purposes of this Section 6 and Sections 7, 8, 9 and 10 of this Agreement, the term “Company” shall include the Company and each of its affiliates.

     7.     Confidential Information. The Executive acknowledges and agrees that all material information that is not publicly available or generally known in the industry concerning the Company’s business including, without limitation, information relating to its products, customer lists, pricing, trade secrets, patents, business methods, and cost data, business plans and strategies (collectively, the “Confidential Information”) is and shall remain the property of the Company. The Executive recognizes and agrees that all of the material Confidential Information, whether developed by the Executive or made available to the Executive, other than information that is not material to the Company or generally known to the public or generally known in the industry, is a unique asset of the business of the company, the disclosure of which would be damaging to the Company. Accordingly, the Executive agrees to hold such material Confidential Information in a fiduciary capacity for the benefit of the Company. The Executive agrees that he will not at any time during or within 10 years after the Executive’s employment with the Company for any reason, directly or indirectly, disclose to any Person any material Confidential Information the disclosure of which could harm the Company, other than information that is already known to the public or generally know in the industry, except as may be required in the ordinary course of business of the Company or as may be required by law. Promptly upon the termination of this Agreement for any reason, the Executive agrees to return to the Company any and all documents, memoranda, drawings, notes and other papers and items (including all copies thereof, whether electronic or otherwise) embodying any Confidential Information of the Company which are in the possession or control of the Executive. Information concerning the Company’s business that becomes public as a result of the Executive’s breach of this Section 7 shall be treated as Confidential Information this Section 7. The Executive shall not be deemed to have breached this Section 7 unless the disclosure of such Confidential Information actually causes harm to the Company or any of its affiliates.

     8.     Breach of Certain Provisions. The Executive acknowledges that a violation on the Executive’s part of any of the covenants contained in Sections 6 or 7 of this Agreement would cause immeasurable and irreparable damage to the Company. The Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the non-competition, non-solicitation of employees, confidentiality and Company property provisions, will not prevent him from providing for himself and his family on a basis satisfactory to him and them. Accordingly, the Executive agrees that the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. The Executive agrees that in the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of Sections 6 or 7 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Section shall not be rendered void but shall apply to such extent as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances. Any breach by the Executive of the provisions of Sections 6 or 7 of this Agreement shall relieve the Company of all obligations to any further payments to the Executive pursuant to this Agreement (including under all Company equity award grants pursuant to Section 3) or otherwise under any incentive or equity awards made by the Company and, in the case of a breach of Section 6 of this Agreement, shall entitle the Company to repayment from the Executive, upon demand, of all amounts previously paid to the Executive following or in the six months preceding such breach with respect to previously granted equity awards (i.e., in the case of any stock options, the net gain realized by the Executive with respect thereto during such period). These remedies are in addition to any other remedies the Company may have with respect to any such breach.

     9.     Property of the Company. The Executive acknowledges that from time to time in the course of providing services pursuant to this Employment Agreement, he shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company, including Confidential Information. The Executive hereby agrees that such property shall remain the exclusive property of the Company and shall be returned to the Company upon the Executive’s termination of employment.

     10.     Intangible Assets. The Executive shall not at any time have or claim any right, title or interest in any trade name, trademark, copyright, or other similar rights belonging to or used by the Company and shall not have or claim any rights, title or interest in any material or matter of any sort prepared for or used in connection with the business of the Company or promotion of the Company, whether produced, prepared or published in whole or in part by the Executive.

     11.     Litigation; Cooperation. If this Agreement is terminated by the Company other than for Cause or by the Executive for Good Reason, in consideration of the payments to be made to the Executive by the Company pursuant to Section 5(b) of this Agreement, the Executive agrees, during the period that the Company is actually making such payments to the Executive and providing benefits to the extent required pursuant to Section 5(b), to provide to the Company and its affiliates truthful and complete cooperation including, but not limited to, the Executive’s appearance at interviews and depositions at reasonable times (taking into account the Executive’s then employment and place of residence) in all regulatory and litigation matters relating to the Company and the Executive’s employment by the Company, whether or not such matters have been commenced at the time of such termination, and to provide to counsel to the Company and its affiliates, upon request, all documents in the Executive’s possession or under his control relating to such regulatory and litigation matters, all at no additional compensation to the Executive; provided, however, that the Company will reimburse the Executive for (a) all reasonable expenses, including travel, lodging, meals and attorneys’ fees and (b) any salary forfeited by the Executive or vacation time consumed by his during time spent by the Executive, in connection with the foregoing.

     12.     Release. In consideration of the payments to be made to the Executive pursuant to Section 5(b) of this Agreement and as a condition to the payment thereof, the Executive acknowledges that all such payments, if made in accordance with the terms of this Agreement, shall constitute complete satisfaction of all obligations owed by the Company to the Executive hereunder and shall further constitute the Executive’s sole remedy against the Company regarding the Executive’s employment hereunder. The parties hereby agree that if this Section 12 becomes applicable they will execute a mutually acceptable general release to reflect the provisions of this Section..

     13.     Arbitration

     Any dispute, controversy or issue derived from this Agreement or in connection with this Agreement (or the breach of this Agreement) or the employment of the Executive by the Company or the termination of the same (including without limitation discrimination, termination without cause and social benefits claims) shall be subject to arbitration in Lima, Peru before an arbitration panel of three members. One arbitrator shall be appointed by the Executive and one arbitrator shall be appointed by the Company and the third arbitrator shall be appointed by the two arbitrators previously appointed. Arbitration shall be the only means to resolve any dispute. The arbitration will be governed by the procedures and regulations set forth in the Arbitration Laws in effect in Peru. The decision of the arbitrators shall be definitive, conclusive and binding on all parties and no actions before the law can be initiated and if there were any actions they will be only to request the execution of the arbitration decision. The tribunal can take depositions if necessary. The tribunal will issue its decision in writing as soon as possible. The tribunal may order document production if there were proven reasons. Each Party shall bear its own costs and expenses incurred in connection with such arbitration provided that the Company will initially pay the arbitration fees if the tribunal has the right to grant the prevailing party a refund of its costs and reasonable legal expenses (including the ones related to the arbitrators).

     14.     Successors

     (a)  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive except by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

     (b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement except in connection with the assignment or disposition of all or substantially all of the assets or stock of the Company. Except as specifically provided in this Agreement, “Company” shall mean both the Company as defined above and any such successor, by operation of law or otherwise.

     15.     Miscellaneous.

     (a)  This Agreement shall be governed by, and construed in accordance with Peruvian laws.

     (b)  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive.

     Jose Antonio Gandullia Castro
      Av. Alcanfores No 1275, Distritio de Miraflores, Lima

     If to the Company:

     Human Resources Department

or to such other address as either party furnishes to the other in writing in accordance with this paragraph. Notices and communications shall be effective when actually received by the addressee.

     (c)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

     (d)  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement, and shall pay over to the appropriate authorities in a manner consistent with all applicable requirements, all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

     (e)  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

IN WITNESS HEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

AT&T Peru S.A. /s/ Patricio Northland

/s/ Virginia Nakagawa Morales Legal Counsel

/s/ Jose Antonio Gandullia Castro

12